Exhibit 5.1

717 Texas Avenue, 16th floor
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
October 27, 2010	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	Houston	Shanghai
	London	Silicon Valley
Regency Energy Partners LP	Los Angeles	Singapore
2001 Bryan Street, Suite 3700	Madrid	Tokyo
Dallas, TX 75201	Milan	Washington, D.C.

Re:	Registration Statement No. 333-169901
$600,000,000 Aggregate Principal Amount of 6 ⅞% Senior Notes due 2018
Ladies and Gentlemen:
     We have acted as special counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), Regency Energy Finance Corp., a Delaware corporation (“Regency Finance” and, together with the Partnership, the “Issuers”), and the entities listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the issuance of $600,000,000 aggregate principal amount of 6 ⅞% Senior Notes due 2018 (the “Notes”) and the guarantees of the Notes by the Guarantors (the “Guarantees”) under an Indenture dated as of the date hereof, as supplemented by the First Supplemental Indenture dated as of the date hereof (collectively, the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 13, 2010 (Registration No. 333-169901) (the “Registration Statement”), a base prospectus dated October 13, 2010 (the “Base Prospectus”), a preliminary prospectus supplement dated October 13, 2010 (the “Preliminary Prospectus Supplement”) and a prospectus supplement dated October 13, 2010 (such prospectus supplement, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus Supplement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and Guarantees.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuers, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and Texas, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform

October 27, 2010

Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Louisiana law and the due authorization of the Guarantee by Gulf States Transmission Corporation, a Louisiana corporation (“Gulf States”), are addressed in the opinion of Lemle & Kelleher, L.L.P., separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement dated October 13, 2010 (the “Underwriting Agreement”), by and among the Issuers, the Guarantors and the underwriters party thereto, the Notes and the Guarantees (other than the Gulf States Guarantee) will have been duly authorized by all necessary corporate, limited liability company and partnership action, as applicable, of the Issuers and the Guarantors, respectively, and the Notes and the Guarantees (including the Gulf States Guarantee) will be legally valid and binding obligations of the Issuers and the Guarantors, enforceable against the Issuers and the Guarantors in accordance with their respective terms.
     Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (h) waivers of broadly or vaguely stated rights; (i) covenants not to compete; (j) provisions for exclusivity, election or cumulation of rights or remedies; (k) provisions authorizing or validating conclusive or discretionary determinations; (l) grants of setoff rights; (m) proxies, powers and trusts; (n) provisions prohibiting, restricting, or requiring consent to

October 27, 2010

assignment or transfer of any right or property; and (o) the severability, if invalid, of provisions to the foregoing effect.
     With your consent, we have assumed (a) that the Indenture, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers and the Guarantors (except for Gulf States), (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated October 27, 2010 and to the reference to our firm contained in the Preliminary Prospectus Supplement and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP

Schedule I

State or other
Jurisdiction of
Incorporation or
Name of Registrant Guarantor	Organization
CDM Resource Management LLC	Delaware
FrontStreet Hugoton LLC	Delaware
Gulf States Transmission Corporation	Louisiana
Palafox Joint Venture	Texas
Pueblo Holdings, Inc.	Delaware
Pueblo Midstream Gas Corporation	Texas
Regency Field Services LLC	Delaware
Regency Gas Marketing LLC	Delaware
Regency Gas Services LP	Delaware
Regency Gas Utility LLC	Delaware
Regency Haynesville Intrastate Gas LLC	Delaware
Regency Liquids Pipeline LLC	Delaware
Regency Midcontinent Express LLC	Delaware
Regency Midcontinent Express Pipeline I LLC	Delaware
Regency OLP GP LLC	Delaware
Regency Zephyr LLC	Delaware
WGP-KHC, LLC	Delaware